Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: New Concept Energy Inc. Investor Relations Gene Bertcher, (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports Second Quarter 2025 Results

Dallas (August 12, 2025) – New Concept Energy, Inc. (NYSE American: GBR), (the “Company” or “NCE”) a Dallas-based company, today reported Results of Operations for the second quarter ended June 30, 2025.

The Company reported a net loss from continuing operations of ($18,000) for three months ended June 30, 2025, as compared to net income of $3,000 for the similar period in 2024.

For the three months ended June 30, 2025 the Company had revenue of $40,000 including $26,000 for rental income and $14,000 in management fees. For the three months ended June 30, 2024 the Company had revenue of $37,000 including $25,000 for rental income and $12,000 in management fees.

For the three months ended June 30, 2025, corporate general & administrative expenses were $85,000 as compared to $78,000 for the comparable period in 2024.

For the three months ended June 30, 2025, interest income was $42,000 as compared to $56,000 for the comparable period in 2024.

New Concept Energy, Inc. is a Dallas-based company which owns real estate in West Virginia and provides management services for a third-party oil and gas company. For more information, visit the Company’s website at www.newconceptenergy.com.

Contact: New Concept Energy, Inc.

Gene Bertcher, (800) 400-6407

info@newconceptenergy.com

NEW CONCEPT ENERGY, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	June 30, 2025	December 31, 2024
	(Unaudited)	(Audited)
Assets

Current assets
Cash and cash equivalents	$356	$363
Other current assets	47	9
Total current assets	403	372

Property and equipment, net of depreciation
Land, buildings and equipment	629	636

Note and interest receivable - related party
Note receivable	3,542	3,542
Interest receivable	-	44
	3,542	3,586

Total assets	$4,574	$4,594

NEW CONCEPT ENERGY, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS - CONTINUED

(amounts in thousands, except share and par value amount)

	June 30, 2025	December 31, 2024
	(Unaudited)	(Audited)
Liabilities and stockholders' equity

Current liabilities
Accounts payable	$27	$20
Accrued expenses	48	37
Total current liabilities	75	57

Stockholders' equity
Preferred stock, Series B, $10 par value; authorized 100,000 shares, 1 issued and	1	1
outstanding at June 30, 2025 and December 31, 2024
Common stock, $.01 par value; authorized, 100,000,000
shares; issued and outstanding, 5,131,934 shares
at June 30, 2025 and December 31, 2024	51	51
Additional paid-in capital	63,579	63,579
Accumulated deficit	(59,132)	(59,094)

Total stockholders' equity	4,499	4,537

Total liabilities & stockholders' equity	$4,574	$4,594

NEW CONCEPT ENERGY, INC AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(amounts in thousands, except per share data)

	For the Three Months ended June 30,		For the Six Months ended June 30,

	2025	2024	2025	2024
Revenue
Rent	$26	$25	$52	$50
Management fee	14	12	26	23
Total revenues	40	37	78	73

Operating expenses
Operating expenses	15	12	27	25
Corporate general and administrative	85	78	174	156
Total operating expenses	100	90	201	181

Loss from operations	(60)	(53)	(123)	(108)

Other income
Interest income (from related parties)	42	56	85	113
Total other income	42	56	85	113

Net income (loss) applicable to common shares	$(18)	$3	$(38)	$5

Net income (loss) per common share-basic and diluted	$(0.00)	$0.00	$(0.00)	$0.00

Weighted average common and equivalent shares outstanding - basic and diluted	5,132	5,132	5,132	5,132